Exhibit 99.2



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Ex-99.2              Annual Report of Accountants






                      Report of Independent Accountants




Board of Directors
The Huntington National Bank

We have examined management's assertion that The Huntington National Bank (the "Company") has complied as of December 31, 2003 and for the period July 24, 2003 to December 31, 2003 with its established minimum servicing standards, included in the accompanying Management's Assertion, dated March 10, 2004, relating to automobile loans serviced by the Company for the Morgan Stanley Auto Loan Trust 2003-HB1. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards relating to automobile loans serviced by the Company for the Morgan Stanley Auto Loan Trust 2003-HB1 as of December 31, 2003 and for the period July 24, 2003 to December 31, 2003 is fairly stated, in all material respects, based on criteria set forth in Appendix I.

                                                /s/ Ernst & Young LLP

March 10, 2004
Columbus, Ohio













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Appendix I


                        The Huntington National Bank's
               Minimum Servicing Standards for Automobile Loans



I.   Payments

     o Payments made in accordance with the debtor's loan documents shall be posted to applicable loan records within two business days of receipt.

     o Payments shall be allocated to principal, interest or other items in accordance with the borrower's automobile loan documents.

II.  Disbursements

     o Amounts remitted to investors per the servicer's reports are authorized and shall agree with canceled checks, or other form of payment, or custodial bank statements.

III. Investor Accounting and Reporting

     o Monthly investor reports are sent to the owner/indenture trustee on a monthly basis listing the total unpaid principal balance and number of automobile loans serviced.

IV.  Delinquencies

     o Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated periodically. Such records shall describe the entity's activities in monitoring delinquent contracts including, for example phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary.










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                            Management's Assertion


March 10, 2004


We, as members of management of The Huntington National Bank, (the Company) are responsible for complying with the Company's established minimum servicing standards for automobile loan receivables, including those loan receivables in the Morgan Stanley Auto Loan Trust 2003-HB1, as set forth in Appendix I. We have performed an evaluation of the Company's compliance with its minimum servicing standards as of December 31, 2003 and for the period July 24, 2003 to December 31, 2003. Based on this evaluation, we assert that as of December 31, 2003 and for the period July 24, 2003 to December 31, 2003, the Company complied with the minimum servicing standards as set forth in Appendix I.


/s/  IRVING ADLER                            /s/ TIMOTHY BARBER


----------------------------------           ----------------------------------
Irving Adler                                 Timothy Barber
Senior Vice President                        Senior Vice President
Loan Operations Director                     Credit Risk Management
The Huntington National Bank                 The Huntington National Bank














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